Cascade Energy Inc.

Corporate Headquarters

5151 E. Broadway, Suite 1600

Tucson, AZ 85711

Email: info@cascadeenergyinc.com

Date: Wednesday, August 24, 2005

Trading Symbol: OTCBB:CSCE

Cascade Energy Acquires Interest in Bolloque Project -- a Leduc Oil Play, Alberta, Canada

Cascade Energy, Inc. (OTC BB: CSCE) today is pleased to announce that the Company has acquired a 49% working interest in the Bolloque Project and has advanced funds in full to the operator totaling $450,000 to drill and complete an oil well on the leases. Under the terms of the agreement, Cascade will earn its working interest by drilling, casing and completing one exploratory well on the leases.

The Bolloque Project consists of a Leduc (Devonian) reef target underlying three sections of Petroleum and Natural Gas leases. Three other P & NG leases are included in the project area. The Project lands consist of six sections of P & NG rights leased from the Crown, three sections are thought to overly a Leduc reef build-up on the edge the Cooking Lake platform.

A third party reservoir engineer and an independent geophysicist completed a seismic review and interpretation on the Bolloque Project. The seismic line that crosses the Company's leases is a previously shot, east-west, 2-D seismic line. The line was purchased and re-interpreted by the independent consultants to the Company. The interpretation confirms that a Leduc Pinnacle Reef buildup exists under the Company leases.

An estimate made from the seismic section indicates a reef buildup of approximately 30 meters (98.5 feet). Drill Stem Tests (D.S.T.s) of this zone in nearby wells gave significant fluid recoveries from the flanks of the reef indicating good permeability. The presence of a strong structural trap has greatly increased the probability of success of discovering a significant oil accumulation on the leases. The Company feels that the Bolloque Project may represent a northern extension of the historic Leduc reef and that it may represent the extension of the prolific Leduc D-3 pools.

In a direct analog comparison, the 100 oil wells located in the Acheson D-3A pool with an average pay thickness of 82 feet have shown peak production rates of 300 barrels per day. Leduc reef fields further south from this play have had oil production rates of several hundred barrels per day and in some instances have produced over one million barrels of oil. In Alberta, oil well spacing is normally 4 wells per section.

Most wells in the area were drilled for Mannville sands and natural gas. Gas production is occurring from these sands under the project lands. Gas rights are excluded from the project farm-in lands, as other oil companies own them but show the presence of economic hydrocarbons. Mapping of the shallower zones indicate that there is structural drape over an underlying reef; the Leduc target horizon. A seismic line has been purchased and is being reprocessed to confirm that the reef is present.

The Wabamun Formation, about 200 meters shallower than the Leduc, is often productive where there is an underlying Leduc reef. The Wabamun tends to be more uniform in thickness but drapes across the underlying reef creating a trap and a reservoir if porosity has been developed in the zone. The Wabamun therefore is a secondary target in this project. The Nisku Formation, about 100 meters shallower than the Leduc, also forms reservoirs in the same way.

The first well will be spudded within weeks based on rig availability. The depth to the top of the Leduc is about 1,000 meters and a cased and completed well is estimated to cost $450,000.

ABOUT CASCADE ENERGY

Cascade is an explorer for natural gas and oil with a head office in Sacramento, California, in the heart of California's gas country. The primary objective of Cascade is to acquire, discover, upgrade and expand North American onshore oil and gas reserves towards near-term production and cash flow, together with identifying and participating in exploration opportunities. By maintaining a balanced debt and equity mix, Cascade's operating strategy is to become cash flow positive in the short term to allow the Company a re-investment of production dollars to enhance and grow company assets. By searching and identifying exploration and producing properties that fit the company's investment and production criteria, Cascade has formulated a strategy to prioritize assets that provide low risk, short payback period and long life reserves.

Safe harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Cascade Energy Inc. has little or no control.

ON BEHALF OF THE BOARD

Cascade Energy, Inc.

Sam Johal-President